Exhibit (13)(t)

FINANCIAL INVESTORS TRUST

STONEBRIDGE SMALL CAP GROWTH FUND

FORM OF TRANSFER AGENCY AND SERVICES AGREEMENT

THIS AGREEMENT is made as of             , 2013, between Financial Investors Trust, organized as a statutory trust under the laws of the State of Delaware (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, registered investment company, presently consisting of the portfolios listed in Appendix A (the “Funds”);

WHEREAS, ALPS provides certain transfer agency services to investment companies, and the Trust desires to appoint ALPS as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and ALPS desires to accept such appointment; and

WHEREAS, ALPS provides certain interactive client services to investment companies, and the Trust desires to utilize ALPS’s interactive client services to provide the Funds’ shareholders with access to shareholder account information and real-time transaction processing capabilities in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows.

1. ALPS’s Appointment and Duties.

(a) The Trust hereby appoints ALPS to provide the transfer agent and other specified services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services.

(b) The Trust hereby appoints ALPS to provide the interactive client services set forth in Appendix C (FAN Web Services), Appendix D (TA2000 VOICE Services), Appendix E (VISION Access) and Appendix F (ALPS Virtual Access (AVA)) attached hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services.

(c) ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(d) ALPS may employ or associate itself with any person or organization as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Trust shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2. ALPS’s Compensation; Expenses.

(a) In consideration for the services to be performed hereunder by ALPS, the Trust shall pay ALPS the fees listed in the Fee Schedule attached hereto. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Trust and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Trust originally provided to ALPS. Notwithstanding the foregoing, during each year of the term of this Agreement, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the fee that would be charged for the same services would be the base fee rate (as reflected in the Fee Schedule) subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

(b) ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Trust personnel. Other Fund expenses incurred shall be borne by the Fund or the Fund’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administrative and accounting expenses; custodial expenses; interest; Trust trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Trust’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3. Right to Receive Advice.

(a) Advice of the Fund and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Trust or, as applicable, the Fund’s investment adviser, custodian or other service providers.

(b) Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Trust, the Fund’s investment adviser or ALPS, at the option of ALPS).

(c) Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Trust or any authorized service provider on behalf of the Fund and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon the directions and follow the advice of counsel. Upon request, ALPS will provide the Trust with a copy of the advice of counsel received pursuant to Section 3(b) of this Agreement.

4. Standard of Care; Limitation of Liability; Indemnification.

(a) ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement, including with regard to the processing of investments checks using mutually agreed upon procedures. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by this Section 4 of this Agreement.

(b) In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i) the inaccuracy of factual information furnished to ALPS by the Trust or the Fund’s investment adviser or custodian or any authorized third party on behalf of the Fund;

(ii) any reasonable error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates;

(iii) ALPS’s reliance on any instruction, direction, notice, instrument or other information provided by the Trust or the Fund’s investment adviser or custodian or any authorized third party on behalf of the Fund that ALPS reasonably believes to be genuine;

(iv) failure to satisfy requests to cancel or amend payment orders, if ALPS receives such requests without reasonable time to comply with such requests;

(v) failure to detect any erroneous payment order, provided that ALPS complies with the payment order instructions as received and with the Security Procedure (as defined below);

(vi) lost interest with respect to the refundable amount of an unauthorized payment order, unless ALPS is notified of the unauthorized payment order within thirty (30) days of notification by ALPS of the acceptance of such payment order; or

(vii) any other action or omission to act which ALPS properly takes in connection with the provision of services to the Trust pursuant to this Agreement.

(c) ALPS shall indemnify and hold harmless the Trust, the Fund’s investment adviser and their respective officers, directors, agents and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’s willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement. Notwithstanding anything herein to the contrary, with respect to “as of” adjustments, ALPS will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of security holder instructions, but ALPS will discuss with the Trust ALPS’s accepting liability for an “as of” on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to the Trust where such loss is “material,” as hereinafter defined, and, under the particular facts at issue, ALPS, in its discretion, believes ALPS’s conduct was culpable and ALPS’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section 4(c) when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent ( 1/2%) times a Fund’s net asset value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When ALPS concludes that it should contribute to the settlement of a loss, ALPS’s responsibility will commence with that portion of the loss over $0.01 per share, calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

(d) Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

(e) In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

5. Force Majeure. No party shall be liable for losses, delays, failures, errors, interruptions or losses of data in its performance of its obligations under this Agreement if and to the extent it is caused, directly or indirectly, by reason of circumstances beyond their reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party. In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

6. Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

7. Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Trust. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during ALPS’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by ALPS to the Trust at the Trust’s expense. ALPS shall assist the Trust, the Funds’ independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of a Fund’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. In the event ALPS receives a request or demand for the inspection of records relating specifically to a Fund or the Trust, ALPS will promptly notify the Trust of such request in writing and obtain instructions from the Trust as to the handling of such request.

8. Confidential and Proprietary Information. In accordance with Regulation S-P and other relevant rules and regulations, ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and the Funds’ current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and the Funds’ current and former shareholders.

9. Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Trust. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

10. Confidentiality.

(a) Confidential Information. Each of the parties hereby acknowledges that in the course of performing its obligations hereunder, the other may disclose to it certain information and know-how of a technical, financial, operational or other sort that is nonpublic and otherwise confidential or proprietary to the disclosing party. Each party acknowledges that any such proprietary or confidential information disclosed to it is of considerable commercial value and that the disclosing party would likely be economically or otherwise disadvantaged or harmed by the direct or indirect use or disclosure thereof, except as specifically authorized by the disclosing party. Each party therefore agrees to keep in strict confidence all such information that may from time to time be disclosed to it, and agrees not to use such information except as expressly permitted hereby or to disclose such information to any third party for any purpose without the prior consent of the other. The provisions of this Section 10(a) shall not apply to any information if and to the extent it was (i) independently developed by the receiving party as evidenced by documentation in such party’s possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving party or (iv) known to the receiving party free of restriction at the time of such disclosure. The parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the parties shall forthwith return to one another all written materials and computer software that are the property of the other party.

ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and the Funds’ current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and the Funds’ current and former shareholders.

(b) Specific Performance. Each of the parties agrees that the non-breaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under Section 10(a) of this Agreement, and that the non-breaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in Section 10(a) hereto, in addition to and not in lieu of any legal or other remedies such party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefore, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

11. Representations and Warranties of ALPS. ALPS represents and warrants to the Trust that:

(a) It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b) It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

(c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e) It is, and will continue to be, registered as a transfer agent under the 1934 Act.

(f) It has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under the rules related to the 1940 Act) related to the services provided by ALPS to the Trust. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Trust any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Trust with an annual report of each Material Compliance Matter (as defined under the rules related to the 1940 Act) that occurred since the date of the last report.

(g) It will impose and collect any redemption fees imposed by a Fund in accordance with the terms set forth in such Fund’s prospectus.

(h) It will establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

(i) It will maintain insurance which covers such risks and is in such amounts, with such deductibles and exclusions, sufficient for compliance by ALPS with all requirements of law and sufficient for ALPS to perform its obligations under this Agreement; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, funds or underwriters.

(j) In the event of the termination of this Agreement, ALPS shall provide reasonable cooperation to the Trust in the movement of all records (in all media) and materials of the Trust and the conversion of the shareholders accounts to a successor transfer agent.

12. Representations and Warranties of the Trust. The Trust represents and warrants to ALPS that:

(a) It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end, registered investment company.

(b) It is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement.

(c) The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d) A registration statement under the 1933 Act and the 1940 Act is currently, or will be upon commencement of operations, effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Funds being offered for sale.

(e) Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to a Fund’s registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.

13. Wire Transfer Operating Guidelines/Article 4A of the Uniform Commercial Code.

(a) Obligation of Sender. ALPS is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the security procedure agreed to between ALPS and the Trust (the “Security Procedure”) and in the amount of money that ALPS has been instructed to transfer. ALPS shall execute payment orders in compliance with the Security Procedure and with the Trust’s instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

(b) Security Procedure. The Trust must notify ALPS immediately of any change in the Trust’s authorized personnel with respect to the Security Procedure. ALPS shall verify the authenticity of all Trust instructions according to the Security Procedure. For purposes of this Section 13 only, instructions received from representatives of a Fund’s investment adviser will be considered to be instructions from the Trust.

(c) Account Numbers. ALPS shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

(d) Rejection. ALPS reserves the right to decline to process or delay the processing of a payment order (i) which is in excess of the collected balance in the account to be charged at the time of ALPS’s receipt of such payment order; (ii) if initiating such payment order would cause ALPS, in ALPS’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable ALPS; or (iii) if ALPS, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

(e) ACH Credit Entries/Provisional Payments. When the Trust initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, ALPS will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by ALPS with respect to an ACH credit entry are provisional until ALPS receives final settlement for such entry from the Federal Reserve Bank. If ALPS does not receive such final settlement, the Trust agrees that ALPS shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

(f) Confirmation. Confirmation of ALPS’s execution of payment orders shall ordinarily be provided within twenty-four (24) hours’ notice of which may be delivered through ALPS’s information systems, or by facsimile or call-back. The Trust must report any objections to the execution of an order within thirty (30) days.

14. ALPS’s Interactive Client Services.

(a) Security Procedures. ALPS may, but shall not be required to, modify the security procedures with respect to interactive client services provided by ALPS to the Trust under this Agreement set forth in Appendix G and from time to time to the extent it believes, in good faith, that such modifications will enhance the security of the ALPS’s interactive client services. All data and information transmissions via the ALPS’s interactive client services are for informational purposes only and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of the Trust.

(b) Proprietary Rights.

(i) ALPS’s Property. The Trust acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of ALPS. Any software ALPS provides to the Trust pursuant to this Agreement shall be used by the Trust only during the term of this Agreement and only in accordance with the provisions of this Agreement to provide connectivity to and through ALPS and shall not be used by the Trust to provide connectivity to or through any other system or person or organization. Any interfaces and software developed by ALPS shall not be used to connect the Trust to any transfer agency system or any other person or organization without ALPS’s prior written approval. Except with ALPS’s consent or in conformity with federal copyright laws, the Trust shall not copy, decompile or reverse engineer any software provided to the Trust by ALPS. The Trust also agrees not to take any action which would mask, delete or otherwise alter any of ALPS’s on-screen disclaimers and copyright, trademark and service mark notifications provided by ALPS, in writing, from time to time, or any “point and click” features relating to user acknowledgment and acceptance of such disclaimers and notifications.

(ii) Investment Company Web Site. The web pages that make up the Investment Company Web Site (as defined below) contain intellectual property, including, but not limited to, copyrighted works, trademarks and trade dress, that is the property of the Trust. The Trust retains all rights in the intellectual property that resides on the Investment Company Web Site, not including any intellectual property provided by or otherwise obtained from ALPS. To the extent that the intellectual property of the Trust is duplicated within the site maintained by ALPS for use by Fund shareholders (“ALPS’s Web Site”) to replicate the “look and feel,” trade dress or other aspect of the appearance or functionality of the Investment Company Web Site, the Trust grants to ALPS a non-exclusive, non-transferable license to such intellectual property for the duration of this Agreement. This license is limited to the intellectual property of the Trust needed to replicate the appearance of the Investment Company Web Site and does not extend to any other intellectual property owned by the Trust. For purposes of this Agreement, “Investment Company Web Site” shall mean the collection of electronic documents or pages residing on the computer system of an Internet Service Provider (“ISP”) hired by the Trust connected to the Internet and accessible by hypertext link through the World Wide Web, where persons or organizations may view information about the Funds and access the various transaction screens provided by the Trust.

(iii) Trust’s IP Warranty to ALPS. The Trust warrants to ALPS that the Trust owns or has sufficient license or other legal rights in all intellectual property (a) to the Investment Company Web Site or (b) used by the Trust with respect to, or in connection with, the Investment Company Web Site, and such use by the Trust does not infringe or otherwise violate the trademarks, copyrights or other intellectual property rights of any other party. The Trust acknowledges and agrees that the Trust has and will maintain sufficient license or other legal rights to the Investment Company Web Site and for its use of the Investment Company Web Site at its sole expense and that ALPS is in no way responsible for obtaining or maintaining such license or rights or liable for any violations of trademarks, copyrights or other intellectual property right of any other party with respect to the Investment Company Web Site or for the Trust’s use of the Investment Company Web Site. In the event the Trust receives notice that the use of the Investment Company Web Site is or may be infringing upon the rights of any party, the Trust agrees to promptly notify ALPS. The Trust agrees to indemnify and hold harmless ALPS and its affiliates, officers, directors, agents and employees against any and all charges, expenses, disbursements, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements) arising directly or indirectly from any claim, action or proceeding that the use of the Investment Company Web Site infringes on a third-party’s intellectual property rights.

(iv) ALPS’s IP Warranty to the Trust. Except with respect to the design and graphical elements (including, but not limited to, images and fonts) and Web pages provided to ALPS by the Trust, ALPS warrants to the Trust that ALPS owns or has sufficient license or other legal rights in all software and intellectual property used by ALPS at its facilities to provide the interactive client service, and such use by ALPS does not infringe or otherwise violate the U.S. copyrights of any other party. In the event one or more ALPS’s interactive client services are not useable by the Trust as a result of a breach of the foregoing warranty, then ALPS will use reasonable commercial efforts to: (a) procure for the Trust the right to continue using the ALPS’s interactive client service or infringing portion thereof, or (b) modify the ALPS’s interactive client service so that it becomes non-infringing but has substantially the same capabilities, or (c) replace the ALPS’s interactive client service or infringing part thereof by other systems of similar capability within a reasonable period of time under the circumstances. If ALPS is not able to satisfy the foregoing requirements, then, as the sole remedy, the Trust will be entitled to terminate this Agreement immediately.

15. Documents. The Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Declaration of Trust, advisory agreements, custodian agreement, transfer agency agreement, administration agreement, current prospectuses, statements of additional information, periodic Fund reports and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement, the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust on behalf of a Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

16. Consultation Between the Parties. ALPS and the Trust shall regularly consult with each other regarding ALPS’s performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

17. Business Interruption Plan. ALPS shall maintain in effect a business interruption plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

18. Customer Identification Program. To help the government fight the funding of terrorism and money laundering activities, federal law requires each financial institution to obtain, verify and record information that identifies each person who opens an account with that financial institution. Consistent with this requirement, ALPS will request each party’s name, address, taxpayer identification number or other government-issued identification number, and if such party is a natural person, that party’s date of birth. ALPS may also ask for additional identifying information, and ALPS may take steps to verify the authenticity and accuracy of these data elements.

19. Duration and Termination of this Agreement.

(a) Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties or for cause pursuant to Section 19(c) hereof.

(b) Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the Initial Term or the then current renewal term or for cause pursuant to Section 19(c) hereof.

(c) Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Trust may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any termination payment or other liquidated damages. For purposes of this Section 19, “cause” shall mean:

(i) willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii) in the event ALPS is no longer permitted to perform its duties, obligations or responsibilities hereunder pursuant to applicable law or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Trust to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Trust of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS); or

(iii) financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d) Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of transfer agency duties and shall deliver to the Trust or as otherwise directed by the Trust (in the case of termination by the Trust, at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to one hundred twenty (120) days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis. In no event will ALPS be required to assist any new service or system provider in modifying or altering the ALPS’s or the new agent’s system or software.

20. Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of ALPS, or by ALPS without the prior written consent of the Trust.

21. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

22. Names. The obligations of the Trust entered into in the name or on behalf thereof by any trustee, officer, shareholder, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the trustees/directors, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust, and all persons dealing with a Fund must look solely to the property of such Fund for the enforcement of any claims against that Fund.

23. Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

24. Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn: General Counsel

Fax: (303) 623-7850

To the Trust:

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn: Secretary

Fax: (303) 623-7850

25. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

26. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

27. Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

[balance of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FINANCIAL INVESTORS TRUST

By:
Name: Edmund J. Burke
Title: President

ALPS FUND SERVICES, INC.

By:
Name: Jeremy O. May
Title: President

APPENDIX A

LIST OF FUNDS

Stonebridge Small Cap Growth Fund

APPENDIX B

TRANSFER AGENCY SERVICES

SHAREHOLDER SERVICING

•	Handle 800-line phone calls on recorded lines

•	Coordinate daily fulfillment process

•	Compile monthly reports on call statistics

•	Provide automated telephone services via ALPS’s IVR system

TRANSFER AGENCY

•	Establish and maintain shareholder accounts

•	Process and record purchase and redemption orders

•	Process dividends and capital gain distributions

•	Perform NSCC processing

•	Produce and mail confirmations and account statements

•	Process year-end shareholder tax reporting

•	Perform required AML and CIP services

•	TAWeb & AVA: Shareholder Data Access (SDA)

APPENDIX C

FAN WEB SERVICES

1.	FAN Web Services. The Trust has requested, and ALPS will provide, FAN Web Services (“FAN Web”) as one of the ALPS’s interactive client services provided pursuant to the terms of this Agreement. Through FAN Web, a Fund’s shareholders may interact with the Trust’s transfer agent via the Internet. This interaction includes the ability to review account information and initiate transaction requests if selected by the Trust. The following functions may also be included as part of FAN Web.

(a)	e-Delivery. Through e-Delivery, Fund shareholders will have the option to discontinue printed and mailed shareholder statements, confirms and shareholder tax forms in favor of electronic ones.

(b)	Web-Documents. Through Web-Documents, Fund shareholders will have the option to discontinue printed and mailed Regulatory Documents in favor of electronic ones. “Regulatory Documents” shall mean the prospectus, annual report, semi-annual report and any other document required under applicable federal securities law to be delivered by the Trust to Fund shareholders.

(c)	On-Line Account Applications. Through On-Line Account Applications, prospective Fund shareholders will have the option to establish an account with the Trust electronically in lieu of a mailed application.

2.	ALPS’s Responsibilities. In connection with its performance of FAN Web, ALPS shall:

(a)	receive transaction and new account requests electronically transmitted to the FAN Web via the Internet following execution of a link from the Investment Company Web Site to FAN Web and route transaction requests to the ALPS’s transfer agency system;

(b)	for each transaction request received, route transaction and new account information from the ALPS’s transfer agency system to FAN Web to be viewed by users;

(c)	initiate the design, processing and maintenance of FAN Web services;

(d)	provide technical support for all FAN Web services, including: testing, quality control review, generation and storage; and

(e)	provide a detailed proposal, including cost and a timeline, for any custom design or programming requested by the Trust.

3.	Fund Responsibilities. In connection with its use of FAN Web, the Trust, through its service providers, shall:

(a)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the Investment Company Web Site;

(b)	design and develop the Investment Company Web Site functionality necessary to facilitate and maintain the hypertext links to FAN Web and the various transaction web pages and otherwise make the Investment Company Web Site available to Fund shareholders;

(c)	review, approve and provide ALPS with reasonable notification of modifications to any shareholder statements, Regulatory Documents and any other documents, agreements or disclosures that the Trust transmits to Fund shareholders e-delivery;

(d)	provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS’s obligations hereunder; and

(e)	provide written guidance for any custom graphic design or programmatic modifications that exceed the basic offering.

APPENDIX D

TA2000 VOICE SERVICES

1.	TA2000 VOICE Services. The Trust has requested, and ALPS will provide, TA2000 VOICE Services as one of the ALPS’s interactive client services provided pursuant to the terms of this Agreement. Through TA2000 VOICE, shareholders may retrieve account information. Additional services may be available as a custom design option.

2.	ALPS’s Responsibilities. In connection with its performance of TA2000 VOICE, ALPS shall:

(a)	receive shareholder account inquiries submitted via telephone to the TA2000 VOICE processing server ;

(b)	for each shareholder account inquiry received, route account information from the ALPS’s transfer agency system to the TA2000 VOICE server to be heard by users; and

(c)	provide a detailed proposal, including cost and a timeline, for any custom design or programming requested by the Trust.

3.	Trust Responsibilities. In connection with its use of TA2000 VOICE, the Trust shall provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS’s obligations hereunder.

APPENDIX E

VISION ACCESS

1.	VISION Access. The Trust has requested and ALPS will provide VISION Access (“VISION”), a web-based platform that provides access to shareholder account information and other data maintained on behalf of the Trust.

2.	ALPS’s Responsibilities. In connection with its performance of VISION, ALPS shall:

(a)	provide technical support for VISION, including: testing, quality control review, generation and storage information; and

(b)	periodically review the list of users with access to the Trust’s information and make the list available to the Trust for review.

3.	Trust Responsibilities. In connection with its use of VISION, the Trust, through its service providers, shall:

(a)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to access the VISION site;

(b)	review, approve and provide users for access to the VISION site, including any limitations to access based on function; and

(c)	periodically review users list and make any necessary modifications, including the removal of users that should no longer have access to the Trust’s information.

4.	Options Selection. VISION options are dependent of the services agreements in place with ALPS. Access will be granted to any service area that is both available to and selected by the Trust.

APPENDIX F

ALPS VIRTUAL ACCESS

1.	ALPS Virtual Access. The Trust has requested, and ALPS will provide, access to ALPS Virtual Access (“AVA”), an ALPS’s proprietary web-based platform that provides access to information and data maintained on behalf of the Trust and maintains a complete audit trail of all activity on the site. Through AVA, the Trust may have, based on the third-party services offered under separate contract: (i) access to AdLit, which permits the Trust to submit sales/marketing pieces for review by ALPS’s compliance and tracks the progress of the review; (ii) links to ALPS Virtual Policies (AVP), which provides the Trust with access to ALPS’s policies and procedures and also provides the Trust with regulatory updates; and (iii) secure access to transfer agency reports.

2.	ALPS’s Responsibilities. In connection with its performance of AVA, ALPS shall:

(a)	provide technical support for AVA, including: testing, quality control review, generation and storage information;

(b)	periodically review the list of users with access to the Trust’s information and make the list available to the Trust for review; and

(c)	provide a detailed proposal, including cost and a timeline, for any custom design or programming requested by the Trust.

3.	Trust Responsibilities. In connection with its use of AVA, the Trust, through its service providers, shall:

(a)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to access the AVA site;

(b)	review, approve and provide users for access to the AVA site, including any limitations to access based on function;

(c)	periodically review users list and make any necessary modifications, including the removal of users that should no longer have access to the Trust’s information;

(d)	provide ALPS with a contact for receipt of enhancement and maintenance notices;

(e)	provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS’s obligations hereunder; and

(f)	provide written guidance for any custom graphic design or programmatic modifications.

4.	Options Selection. AVA options are dependent of the services agreements in place with ALPS. Access will be granted to any service area that is both available to and selected by the Trust.

FEE SCHEDULE

COMPENSATION

1.	Transfer Agency Services (Appendix B)

Annual Fee: $25,000 annual base fee per Fund

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens.

Annual Open Account Fee:

Open Accounts	Fees Per Account
Direct	$9 (up to 10,000 accounts)
NSCC	$7

Annual Inactive Account Fee:

$0.00 per inactive account (an inactive account is an account with a zero balance that has had activity in the last eighteen months)

Annual Closed Account Fee:

$0.00 per closed account (a closed account is an account with a zero balance that has not had activity in the last eighteen months)

2.	FAN Web Services (Appendix C)

Fees for a basic shareholder site configuration are included in the fees set forth in this Appendix under Transfer Agency Services above. A basic shareholder site configuration includes the following:

(a)	A single instance of FAN Web that is configured to match the color and logo found on a Fund’s marketing site;

(b)	Any changes to the wording used throughout the site, including terms of use and shareholder agreement;

(c)	Access to all existing functionality as well as new functionality that may be made available to the Trust; and

(d)	An implementation phase during which the Trust is able to review and comment on the Fund shareholder site before it is made available to the shareholders.

Any graphical or programmatic modifications beyond what is offered or requested after the initial establishment of the FAN Web Site will be completed based on an approved proposal that includes a statement of work, a timeline and the associated fees. Fees are billed on a time and materials basis at then-current billing rates.

3.	TA2000 VOICE Services (Appendix D)

Fees for a basic TA2000 VOICE instance are included in the fees set forth in this Appendix under Transfer Agency Services above. A basic instance includes the following:

(a)	A single instance of TA2000 VOICE that is linked to the Trust’s identity using audio prompt; and

(b)	Access to all existing functionality as well as new functionality that may be made available to the Trust.

Any call flow modifications beyond what is offered or requested after the initial establishment of the TA2000 VOICE instance will be completed based on an approved proposal that includes a statement of work, a timeline and the associated fees. Fees are billed on a time and materials basis at then-current billing rates.

4.	VISION Access (Appendix E)

Fees for Trust access to VISION are included in the fees set forth in this Appendix under Transfer Agency Services above. This access includes the following:

(a)	User IDs for an unlimited number of employees of the Trust and of the Funds’ investment advisers;

(b)	Technical support and training for all employees of the Trust and of the Funds’ investment advisers; and

(c)	An implementation phase during which the Trust is able to review the data available on VISION, review the current list of users with access, request new users to be added and determine what update functionality (if any) will be required.

Other than as provided in Sections 4(a) and 4(b) above, third-party access to VISION is subject to separate fees to be negotiated by the parties to this Agreement.

5.	AVA Access (Appendix F)

Fees for Trust access to AVA are included in the fees set forth in this Appendix under Transfer Agency Services above. This access includes the following:

(a)	User IDs for an unlimited number of Trust employees and approved third parties;

(b)	Technical support and training for all Trust employees; and

(c)	An implementation phase during which the Trust is able to review the data available on AVA, review the current list of users with access, request new users to be added and determine what update functionality (if any) will be required.

Any functionality modifications beyond what is offered or requested after the initial establishment of the Trust on AVA will be completed based on an approved proposal that includes a statement of work, a timeline and the associated fees. Fees are billed on a time and materials basis at then-current billing rates.

*  *  *  *  *

Out-of-Pocket Fees:

In addition, the Trust agrees to pay ALPS its out-of-pocket expenses including, but not limited to, statement and confirmation production (including both printed and e-delivery); Fund-specific statement paper and envelopes; postage; forms; wire fees and other bank charges; NSCC interface fees; IRA custodial fees; 22c-2 fees; sales reporting fees; private label of money market fund fees and customized programming/enhancements; SAS 70 control review reports; confirmations and investor statements; retirement account disclosure statement language; telephone; records storage; advances incurred for postage; other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under this Agreement; and other miscellaneous expenses that may occur at the Trust’s discretion. Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to ALPS by the Trust at least seven (7) days prior to the mailing date of such materials. ALPS will seek advance approval before incurring any out-of-pocket expenses that are out of the ordinary course of business.

LATE CHARGES: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

APPENDIX G

SECURITY PROCEDURES

FAN Web

1.	ID/Password Requirements

Initial authentication of a shareholder in FAN Web is accomplished with account number and Social Security Number (SSN) and is used to issue a personal identification number (PIN) to the shareholder.

Thereafter, shareholder authentication may be accomplished by any of the three following methods, determined by the FAN Web options selected by the Trust:

Method One

Required – Account number is used as the identification (ID) of the shareholder.

Required – The PIN is used as the access to the entered account.

Optional Requirement – Social Security Number (SSN) may be chosen as an additional required field by the Trust, as part of the FAN Web options, to add another level of authentication to access the entered account number.

Method Two

Required – Social Security Number (SSN) of the shareholder.

Required – The PIN is used as the access to the entered account.

Method Three

Required – User ID of the shareholder. As part of the initial access, the shareholder establishes a User ID based on criteria established by the Trust as part of the FAN Web options.

Required – The PIN is used as the access to the entered account.

2.	Encryption

The DST Web server runs Secure Sockets Layer (“SSL”). The purpose of using SSL is to encrypt data transmissions through the DST Web Site and block communications through the DST Web Site from Internet browsers which do not support SSL data encryption. The standard level of encryption supported by the DST Web Site is 128-bit encryption.

3.	Network Access Control

A computer referred to as a “router” is located between the Internet backbone connection and the DST Web server. The purpose of the router is to control the connectivity to the DST Web server at the port level. This equipment is located at DST’s Winchester data center, but it is administered and maintained by an independent firewall provider. Changes to the systems residing on this computer are submitted to the firewall provider for remote administration. DST is advised by its current firewall provider that this equipment will not interrogate data, and that its only function is to limit the type of traffic accessing the DST Web server to the suite of Hyper-Text Transfer Protocols (“HTTP”) transmissions. Ports on the router are configured to be consistent with ports on the DST Web server. DST is advised by its current firewall provider that all other ports on the router other than those configured for the DST Web server are not accessible from the Internet.

The DST Web server utilizes a UNIX operating system. All services and functions within the DST Web server operating system are deactivated with the exception of services and functions which support HTTP. This is the required service for HTML content which is what the FAN Transactions are based upon. The general purpose of this feature is to prevent external users from entering UNIX commands or running UNIX based processes on the DST Web server. All ports on the DST Web server, except those required by FAN (the ports accessed through the fire wall provider’s router), are disabled. All “listeners” are deactivated. Directory structures are “hidden” from the user. Services which provide directory information are also deactivated.

DST administrators gain access to the DST Web server through the physical console connected to the DST Web server, or through the internal network via DST Secure ID.

FAN also incorporates a data mapping system referred to as the “CICS Mapper”. The function of the CICS Mapper is to perform data packaging, security interrogation, and protocol conversion. Data received by the CICS Mapper from the DST Web server is interrogated for authenticity, repackaged for the DST TA/2000 mainframe system, and protocols are converted for communication.

The CICS Mapper is programmed to terminate the session/Transaction between the shareholder and FAN Web if data authentication fails. Alerts are provided to system administrators upon termination.

4.	Limitation of Users

Access of DST personnel to the DST Web server is restricted within DST to a limited number of users based upon DST system administration requirements, as determined by appropriate DST systems managers from time to time.

5.	Independence of the Trust’s Location on the Web Server

Independence of customer presence on the DST Web server is accomplished by establishing individual data set partitions on the DST Web server that are designed to be separate from other partitions. The Trust’s presence resides within a separate data and directory structure on the DST Web server. The base transaction code required by FAN Web is, however, shared by all data set partitions.

Each customer URL on the DST Web server will identify a separate customer presence. The customer URL is designed to omit distinguishing characteristics of the URL which could identify the customer or DST to the shareholder, and each customer will have a unique URL. The URL is in the following format:

128 bit encryption example:

https://www3.financialtrans.com/ft/Disclaim?cz=123456789

where the data following the ‘cz=’ will be unique to each Fund. The Fund URL is not advertised by DST. Initial access to the Customer presence on the DST Web server will be through the Fund Web Site.

Book marking of HTML pages within the Fund Web Site on the DST Web server is not allowed with the exception of either a legal terms page or the logon page, which is the initial page presented to the Shareholder upon entry to the DST Web server. The FAN Options selected by Customer determine which initial page will be displayed to the Shareholder.

6.	Right to Audit

The Trust may audit, at its expense, the DST Web Site once in each 12 month period and any associated systems or networks within FAN, after providing reasonable written notice to DST. The audit may include review of configurations, audit trails, and maintenance of systems and software within FAN associated with the DST Web Site. Tools which may be used for the audit may include network security tools; provided, that DST may specify the time at which any tool is used, if DST reasonably believes that such tool may affect system performance. The audit will be coordinated through the DST Internal Audit Office and DST will be entitled to observe all audit activity. Customer will not perform any action that may interfere with the uptime or stability of DST’s systems or networks. Subject to the foregoing, Customer may perform any audit activity which is technically possible for a user of the public Internet. In particular, Customer and its review team will be considered authorized users and DST will not seek prosecution under any computer crime or other applicable statutes for such activity.

TA2000 VOICE

Authentication of a shareholder user in TA2000 VOICE is based on account number, password and, optionally, social security number.

An account number is required and is used as the identification (ID) of the shareholder. A password is required and is used as the access to the entered account. This is the shareholder’s personal identification number (PIN). A social security number is an optional entry requirement controlled by the Fund to add another level of authentication to access the entered account number.

To utilize the TA2000 VOICE, a shareholder must call the Fund’s shareholder services line and request: (a) that the service be enabled for his or her account and (b) a user ID and password. The above authentication information will need to be provided in order to successfully complete the request.

VISION

1.	ID/Password Requirements - Users

Authentication of a User in VISION is based on the VISION Operator ID and Password.

Required – The VISION Operator ID, assigned by DST, shall have access authorization as determined by Customer or the applicable Fund. This may include the following access levels, at Customer’s or the applicable Fund’s option, the contents of which shall be determined by Customer:

Unrestricted Access – This allows the User to view any account information for all of the applicable Fund’s Financial Products.

Dealer Level Access – This allows the User to view any account information with the authorized dealer number.

Dealer/Branch Level Access – This allows the User to view any account information with the authorized dealer and branch combination.

Dealer/Representative Level Access – This allows the User to view any account information with the authorized dealer and representative combination.

Tax ID Level Access – This allows the User to view any account with the authorized Social Security Number and/or TIN of the Unit Holder.

Trust/TPA Access – This allows the User to view any account with the authorized trust company or Third Party Administrator number assigned to the underlying account/contract.

Required - Password is used in conjunction with VISION Operator ID to access the VISION Web Site, which consequently provides access to any Financial Product account information that has been previously authorized by Customer or the applicable Fund. VISION does not use a personal identification number (PIN).

2.	ID/Password Requirements – Customer point of contact

Authentication of a either a Customer of Fund point of contact (“Point of Contact”) in the Distribution Support Services Web Site is based on an Operator ID and Password.

Required – The Operator ID, chosen by Customer or the applicable Fund, shall have access as determined by Customer or such Fund, as applicable. Access will be specific to the management company associated with the Fund. This may include the following access levels, at Customer’s or the applicable Fund’s option, inquiry only access (Point of Contact may only view information related to Users) or update access (Point of Contact may update profiles related to

Users, including, but not limited to, changing, adding and deleting User information). DST shall store the Operator ID and associated access levels. Any personnel changes or access changes affecting Point of Contact must be communicated to DST promptly.

Required – Password is used in conjunction with Operator ID to access the Distribution Support Services Web Site, which consequently provides access to any User information (profile, firm, address, authorization information, etc.).

3.	Encryption

The DST Web server runs Secure Sockets Layer (“SSL”). The purpose of using SSL is to encrypt data transmissions through the VISION Web Site and the Distribution Support Services Web Site and block communications through the VISION Web Site or the Distribution Support Services Web Site from Internet browsers which do not support SSL data encryption. The standard level of encryption supported by the VISION Web Site and the Distribution Support Services Web Site is 128-bit encryption.

4.	Network Access Control

The VISION Web Site and the Distribution Support Services Web Site (the “DST Web Sites”) are protected through multiple levels of network controls. The first defense is a border router which exists at the boundary between the DST Web Sites and the Internet Service Provider. The border router provides basic protections including anti-spoofing controls. Next is a highly available pair of stateful firewalls that allow only HTTPS traffic destined to the DST Web Sites. The third network control is a highly available pair of load balancers that terminate the HTTPS connections and then forward the traffic on to one of several available web servers. In addition, a second highly available pair of stateful firewalls enforce network controls between the web servers and any back-end application servers. No Internet traffic is allowed directly to the back-end application servers.

The DST Web Sites equipment is located and administered at DST’s Winchester data center. Changes to the systems residing on this computer are submitted through the DST change control process.

All services and functions within the DST Web Sites are deactivated with the exception of services and functions which support the transfer of files. All ports on the DST Web Sites are disabled, except those ports required to transfer files. All “listeners,” other than listeners required for inbound connections from the load balancers, are deactivated. Directory structures are “hidden” from the user. Services which provide directory information are also deactivated.

5.	Limitation of Users

Access of DST personnel to the DST Web server is restricted within DST to a limited number of users based upon DST system administration requirements, as determined by appropriate DST systems managers from time to time.

6.	Right to Audit

Customer may audit, at its expense, the VISION Web Site and the Distribution Support Services Web Site once in each 12 month period and any associated systems or networks within FAN, after providing reasonable written notice to DST. The audit may include review of configurations, audit trails, and maintenance of systems and software within FAN associated with the VISION Web Site and the Distribution Support Services Web Site. Tools which may be used for the audit may include network security tools; provided, that DST may specify the time at which any tool is used, if DST reasonably believes that such tool may affect system performance. The audit will be coordinated through the DST Internal Audit Office and DST will be entitled to observe all audit activity. Customer will not perform any action that may interfere with the uptime or stability of DST’s systems or networks. Subject to the foregoing, Customer may perform any audit activity which is technically possible for a user of the public Internet. In particular, Customer and its review team will be considered authorized users and DST will not seek prosecution under any computer crime or other applicable statutes for such activity.

AVA

1.	General

Access to AVA is limited to the Fund, its designated representatives and those third-party firms that are authorized by the Fund. All new users will need to be authorized, including the allowed level of access, by a designated Fund contact. Once authorized, a user will be provided with a user ID and password.

The user ID will lockout after three failures. A lockout needs to be reset by an authorized representative in AVA support. Prior to lockout, a user may change a forgotten password by answering the custom question provided at initial authentication. If the user chooses not to create a custom question and answer, he or she will need to call and have an authorized representative in AVA support reset his or her password.

2.	Encryption

The web servers run SSL. The purpose of using SSL is to encrypt data transmissions through the ALPS’s Web Site and block communications through the ALPS’s Web Site from Internet browsers that do not support SSL data encryption. The standard level of encryption supported by the ALPS’s Web Site is 128-bit. ALPS also uses a certificate from a major provider of server authentication services.

3.	Network Access Control

A computer referred to as a “firewall” is located between the Internet backbone connection and the Internet accessible application hosting equipment (“web servers”). The purpose of the firewall is to control the connectivity to the web servers at the port level. This equipment is located in a secure and environmentally controlled data center. Changes to the configuration of this computer are administered by authorized ALPS’s IT staff. This equipment will not interrogate data, and its only function is to limit the type of traffic accessing the web servers to the suite of hyper-text transfer protocols (“HTTP”) transmissions. Ports on the router are configured to be consistent with ports on the web servers. All other ports on the router other than those configured for the web servers are not accessible from the Internet.

The web servers utilize adequate and appropriate software and hardware. All services and functions within the web servers’ operating system are deactivated with the exception of services and functions which support AVA. The general purpose of this feature is to prevent external users from entering commands or running processes on the web servers. All ports on the web servers, except those required by AVA, are disabled. Directory structures are “hidden” from the user. Services that provide directory information are also deactivated.

ALPS’s administrators gain access to the web servers through a directly connected physical console or through the internal network via ALPS Secure ID.

AVA is programmed to terminate the session/transaction between the shareholder and the application if data authentication fails. All successful and unsuccessful sessions are logged.

4.	Limitation of Users

Access by ALPS’s personnel to the web servers is restricted within ALPS to a limited number of users based upon ALPS’s system administration requirements, as determined by appropriate ALPS’s systems managers from time to time.

5.	Independence of the Fund’s Location on the Web Servers

Independence of the Fund’s presence on the web servers is accomplished by establishing Fund-specific session variables that logically separate Fund data. Access to web forms, style-sheets and data is governed by this structure. The base transaction code required by ALPS’s interactive client services is, however, shared by all data set partitions.

Each Fund URL on the web servers will identify a separate Fund presence. Access to the Fund presence on the web servers must be through the Investment Company Web Site.

Book marking of HTML pages within the Fund’s site on the web servers is not allowed.

6.	Security Review

Application security assessments and network penetration tests are performed on a periodic basis to ensure that code generated by ALPS meets industry standards and best practices.

7.	Fund Specific Requirements

It may be necessary to modify the security procedures to enable Fund to comply with its own internal policies. In these cases, procedures would be modified to be no less restrictive than the above. These changes may result in an increase to the fees or out-of-pocket fees being billed to Fund.